Exhibit 99

RF Monolithics and StatSignal IPC Enter into Technology Development Agreement

    DALLAS--(BUSINESS WIRE)--Dec. 15, 2004--RF Monolithics, Inc. (Nasdaq:RFMI) (RFM) and StatSignal IPC, LLC, (SIPCO) today jointly announced that the two companies have entered into a Technology Development Agreement. Under this agreement RFM and SIPCO will jointly commercialize the iModule2 Wireless MESH Network Transceiver Modules, including application peripheral interface (API) technology to simplify the software interface between a specific customer application and a wireless MESH network. This follows the successful joint development of an iModule2 Development Kit.
    This new generation of wireless MESH network modules will be based on SIPCO's patented, field-proven and highly scalable wireless MESH networking protocol, and RFM's Virtual Wire(TM) ultra-low power RF transceivers. These two highly complimentary technologies have already been jointly deployed in MESH utility meter reading systems across thousands of nodes.
    SIPCO's patented technology and SOS-OEA protocols provide an advanced wireless MESH networking capability with dynamic device routing, system-wide broadcast messaging, system ID resolution and remote field node configuration. SOS-OEA protocols contain a highly robust mechanism for managing the communication of data acquired by field sensor nodes to a host control center, and then delivering control signals back from the control center to the field nodes. The very low power consumption of RFM's Virtual Wire(TM) products for these battery-powered modules is an essential ingredient of SIPCO's MESH networking solutions. The iModule2 is being developed for RFM's current low-power radio and next generation radio.
    "We are eager to continue the collaboration of our MESH networking technology with RFM's state of the art radio technology. The integration of RFM's enabling technology into our MESH networking solutions has allowed us to provide a cost compelling solution that allows customers to implement advanced remote automated control and monitoring systems in a variety of applications. RFM's leadership in low-power RF transceivers has been a key enabler to our successful development, deployment, and commercialization of Wireless MESH Network Transceiver Modules. Through this Agreement, we will extend our relationship to combine and take our technologies to the next level of product offerings and customer solutions," according to David Petite, President of StatSignal IPC, LLC.
    "We are delighted to collaborate with SIPCO in the continued development of the iModule2. Combining SIPCO's patented MESH technology and RFM's patented low-power RF transceivers, the iModule2 will be a truly innovative product," stated David Kirk, Chief Executive Officer of RFM. Mr. Kirk further commented, "This latest technology agreement exemplifies our strategy to expand further into the MESH networking market."

    About StatSignal IPC, LLC

    StatSignal Systems, Inc. is a pioneer in the field of wireless mesh networks research and development. It was founded in 1994. StatSignal IPC, LLC (SIPCO) was spun out in 2003 to pursue technology licensing in new markets. SIPCO is based in Atlanta and is a privately held company. SIPCO has developed an extensive Intellectual Property and Patent portfolio covering MESH networking technologies using its OEA designs for Wireless LAN to WAN and fixed wireless network applications. These patents cover a variety of different applications and products for remote automation control and monitoring and other value-added services. SIPCO's patented mesh technology which has been operational over four years is offered in the form of technology and patent licenses, combining chipsets, software, and product reference designs for OEMs, and system integrators.

    About RFM

    Celebrating its 25th Anniversary, RFM, headquartered in Dallas, is a leading developer, manufacturer and supplier of a broad range of radio frequency components and modules based on surface acoustic wave technology for the automotive, consumer, distribution, industrial, medical, security and telecommunications markets worldwide. For more information on RF Monolithics, Inc., please visit our websites at www.rfm.com and www.wirelessis.com.

    Forward-Looking Statements:

    This news release contains forward-looking statements, made pursuant to the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties. Statements of RFM's plans, objectives, expectations and intentions involve risks and uncertainties. Statements containing terms such as "believe," "feel," "expects," "plans," "anticipates" or similar terms are considered to contain uncertainty and are forward-looking statements, as well as the other risks detailed from time to time in RFM's SEC reports, including the report on Form 10-K for the year ended Aug. 31, 2004. RFM does not assume any obligation to update any information contained in this release.

    CONTACT: RF Monolithics, Inc., Dallas
             Carol Bivings, 972-448-3767
             or
             StatSignal IPC, LLC, Atlanta
             Candida Stevens, 404-252-5512